Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Ownership
China Broadband, Ltd.	Cayman Islands	100%
YOU On Demand (Asia) Limited	Hong Kong	100%
YOU On Demand (Beijing) Technology Co., Ltd.	People’s Republic of China	100%
Beijing Sino Top Scope Technology, Co., Ltd.	People’s Republic of China	Variable Interest Entity
Zhong Hai Shi Xun Media, Co., Ltd	People’s Republic of China	Variable Interest Entity
Tianjin Sevenstarflix Network Technology Limited	People’s Republic of China	Variable Interest Entity
Amber Empire Limited	Seychelles	100%
Delight Diamond international Limited	Seychelles	100%
Wecast Services Limited	Hong Kong	100%
M.Y. Products Global Limited	British Virgin Islands	100%
M.Y. Products Global Holdings Limited	British Virgin Islands	100%
Shanghai Blue World Investment Management Consulting Limited	People’s Republic of China	100%
Fair Triumph Limited	British Virgin Islands	100%
Guizhou Sun Medical and Rehabilitation Ltd.	People’s Republic of China	100%
Guizhou Wide Angle Holdings Limited	People’s Republic of China	100%
Wide Angle Hong Kong Holdings Limited	Hong Kong	100%
Qinglong Wide Angle New Media Technology Limited	People’s Republic of China	100%
Wide Angle New Media Technology Limited	Hong Kong	100%
Wide Angle Group Limited	Hong Kong	55%
Shanghai Huicang Supply Chain Limited	People’s Republic of China	55%
Amer Global Technology Limited	Hong Kong	55%
Qinlong Sun Medical and Agricultural Cultivation Limited	People’s Republic of China	100%
Yilong Sun Medical Extraction Technology Development Limited	People’s Republic of China	100%
Shanghai Wecast Supply Chain Management Limited	People’s Republic of China	51%
M.Y. Products LLC	USA (Indiana)	51%
Wecast Supply Chain Management Hong Kong Limited	Hong Kong	51%